EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated February 23, 2012 (except for the effect of the retrospective application of the reverse stock split as described in Note 3, as to which the date is February 28, 2012) relating to the consolidated financial statements of Imprimis Pharmaceuticals, Inc. (formerly Transdel Pharmaceuticals, Inc.) and subsidiary (the “Company”) as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011 and for the period from July 24, 1998 (date of inception) through December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph about the Company’s ability to continue as a going concern) appearing in the Registration Statement (No. 333-182846) on Form S-1 and related Prospectus of the Company dated February 4, 2013, and to the reference to us under the heading “Experts” in the related Prospectus.

/s/ KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Costa Mesa, California

February 7, 2013